UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2010

CERUS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21937	68-0262011
(State of jurisdiction)	(Commission File No.)	(IRS Employer Identification No.)

2550 Stanwell Drive

Concord, California 94520

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (925) 288-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 24, 2010, Cerus Corporation (the “Company”) entered into an Asset Purchase and Redemption Agreement (the “Agreement”) with BioOne Corporation (“BioOne”). Pursuant to the Agreement, the Company agreed to acquire certain assets (the “Assets”), including BioOne’s commercialization rights for the INTERCEPT Blood System for platelets and plasma in an Asian territory that includes China, Japan, Taiwan, Singapore, Korea, Thailand and Vietnam, as well as products related to pathogen inactivation technology and certain contracts and intellectual property rights (the “Acquisition”).

Certain of the contracts being assigned to Cerus include agreements between BioOne and Fenwal, as assignee of certain subsidiaries of Baxter Inc., relating to the INTERCEPT Blood System for platelets and plasma (the “BioOne INTERCEPT Agreements”). Cerus and Fenwal have agreed to terminate the BioOne INTERCEPT Agreements and to amend Cerus’s current agreements with Fenwal to expand Cerus’s “territory” under those agreements to worldwide, and in so doing including the Asian territories previously covered by the BioOne INTERCEPT Agreements.

As consideration for the Assets, BioOne will receive 1,172,357 shares of the Company’s common stock, of which 937,886 were issued at closing and the remainder, subject to any indemnity claims, will be issued six months from closing. The shares of the Company’s common stock were issued pursuant to Rule 901 under the Securities Act of 1933, as amended. In addition, the Company relinquished its equity interest in BioOne, valued at $1,395,000 and generally assumed liabilities arising subsequent to the closing related to the assumed contracts. The Agreement contains customary representations, warranties, covenants and obligations. BioOne has agreed to indemnify the Company for damages arising from the breach of its representations, warranties, covenants or obligations in the Agreement. Pursuant to the Agreement, the parties agreed that a portion of the consideration will be held back for a period of six months to indemnify the Company for certain losses suffered, sustained or incurred in connection with the BioOne’s indemnification obligations.

Subject to certain conditions, BioOne will have the right to buy back the Assets if, within six months after the completion of the Acquisition, the Company files for bankruptcy (voluntarily or involuntarily), makes a general assignment for the benefit of creditors, has a trustee or liquidator appointed over its assets, becomes insolvent, or ceases or threatens to cease engaging in business. In addition, the Company has the right to acquire shares of certain subsidiaries of BioOne for a period of six months after the closing.

Under the Agreement, BioOne has agreed not to engage in, own, manage, participate in, or conduct any activities that would compete with the field of pathogen inactivation for a specified period.

The Acquisition was completed on August 27, 2010, after being approved by BioOne’s shareholders.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as an exhibit hereto.

A copy of the press release containing the Company’s announcement of the Acquisition is filed herewith as Exhibit 99.1.

Item 2.01	Completion of Acquisition or Disposition of Assets

Reference is made to item 1.01.

Item 9.01	Financials and Exhibits

(d)

Exhibit No.	Description

2.1†	Asset Purchase and Redemption Agreement by and between Cerus Corporation and BioOne Corporation, dated as of August 24, 2010.

99.1	Press Release dated August 24, 2010.

†	Confidential treatment has been requested with respect to portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERUS CORPORATION

Dated: August 30, 2010	By:	/s/ Kevin D. Green
Kevin D. Green
Vice President, Finance and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1†	Asset Purchase and Redemption Agreement by and between Cerus Corporation and BioOne Corporation, dated as of August 24, 2010.

99.1	Press Release dated August 24, 2010.

†	Confidential treatment has been requested with respect to portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.